TRILLIUM THERAPEUTICS INC.
STOCK OPTION PLAN

Amended and Restated
as of March 8, 2018

1.  Purpose of Plan

     The purpose of the Trillium Therapeutics Inc. (the “Corporation”) Stock Option Plan (the “Plan”) is to assist the Corporation in attracting, retaining and motivating directors, officers, consultants and employees of the Corporation and its subsidiaries and to closely align the personal interests of such directors, officers, employees and consultants with those of the shareholders of the Corporation by providing them with the opportunity, through options (“Options”), to acquire common shares (“Common Shares”) in the capital of the Corporation.

2.  Administration

     The Plan shall be administered by the Board of Directors of the Corporation which shall have full and final authority and discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, subject to the rules and policies of any exchange or quotation system upon which the Corporation’s Common Shares are listed or quoted including the Toronto Stock Exchange (“TSX”) and the NASDAQ Stock Market (the “Exchange Rules”). The Board of Directors may delegate any or all of its authority and discretion with respect to the administration of the Plan to the committee of the Board of Directors to which responsibility for executive compensation is delegated and when used hereafter in the Plan, “Board of Directors” shall be deemed to include such committee.

3.  Number of Shares Under Plan

     The number of authorized but unissued Common Shares that may be issued upon the exercise of Options granted under the Plan at any time, plus the number of Common Shares reserved for issuance under outstanding Options otherwise granted by the Corporation (collectively, the “Optioned Shares”) shall not exceed 3,894,501 Common Shares.

     Any exercise of Options will not make new grants available under the Plan. However, if Options granted to an individual under the Plan in respect of certain Optioned Shares expire or terminate for any reason with or without having been exercised, such Optioned Shares may be made available for other Options to be granted under the Plan.

The following additional restrictions apply:

(i)

in no event shall Options be granted to an individual to purchase in excess of 5% of the total of the number of then issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares of the Corporation in any 12 month period; and

(ii)

the aggregate number of Common Shares issued to “reporting insiders” (as such term is defined in National Instrument 55-104 - Insider Reporting Requirements and Exemptions) under the Plan or any other security-based compensation arrangement of the Corporation and its affiliates (“Security Based Compensation Arrangement”) within a one-year period, may not exceed 10% of the total combined number of issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares

4.  Eligibility

     Options may be granted under the Plan to such directors, officers, employees of, or consultants to, the Corporation or its subsidiaries as the Board of Directors may from time to time designate as participants (the “Participants”) under the Plan. Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which Options shall be granted, the time or times at which such Options are exercisable and any conditions or restrictions on the exercise of Options shall be in the full and final discretion of the Board of Directors.

     No Options shall be granted to any Participant that is a non-employee director if such grant could result, at any time, in (i) the aggregate number of Common Shares issuable to non-employee directors under the Plan, or any other Security-Based Compensation Arrangement, exceeding 1% of the issued and outstanding Common Shares and the number of Common Shares issuable upon due conversion of the issued and outstanding Preferred Shares; or (ii) an annual grant per non-employee director exceeding $100,000 worth of Options.

     Notwithstanding the expiration date applicable to any Option, if an Option would otherwise expire during or immediately after a Black-out Period, then the expiration date of such Option shall be the tenth business day following the expiration of the Black-out Period. Where used herein, “Black-out Period” means the period during which the Corporation has imposed trading restrictions on its insiders and certain other persons pursuant to its insider trading and disclosure policies.

5.  Terms and Conditions

     All Options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

(a)	Exercise Price

The exercise price payable in respect of each Optioned Share may not be lower than the closing trading price of the Common Shares on the TSX or the NASDAQ Stock Market, as specified by the committee in the Option award (the “Exchange”) on the trading day immediately preceding the date of grant.

(b)	Option Agreement

All Options granted under the Plan shall be evidenced by means of an agreement (the “Option Agreement”) between the Corporation and each Participant in a form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any senior officer or director of the Corporation other than the Participant. The Corporation shall represent in each Option Agreement that the Participant is a bona fide director, officer, or employee of, or consultant to, the Corporation.

(c)	Length of Grant and Vesting

Subject to Section 4, each Option granted under the Plan shall expire not later than the 10th anniversary of the date such Option was granted and may be exercised by the Participant subject to such vesting (if any), during the term thereof as the Board of Directors shall determine (“Option Period”).

(d)	Non-Assignability of Options

An Option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than to “permitted assigns” as such term is defined in National Instrument 45-106 - Prospectus Exemptions or by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by such Participant.

(e)	Right to Postpone Exercise

Each Participant, upon becoming entitled to exercise an Option in respect of any Optioned Shares in accordance with an Option Agreement, shall thereafter be entitled to exercise the Option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the Option rights granted thereunder in accordance with such agreement.

(f)	Exercise and Payment

Any Option granted under the Plan may be exercised by a Participant or the legal representative of a Participant by giving notice to the Corporation specifying the number of Common Shares in respect of which such Option is being exercised, accompanied by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of Common Shares specified in the notice. Upon any such exercise of an Option by a Participant, the Corporation shall promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of Common Shares specified in the notice.

If the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by a Participant, then the Participant shall, concurrently with the exercise or disposition:

(i)

pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(ii)

where the Corporation so agrees, authorize the Corporation, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Corporation determines such portion of the Common Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(iii)	make other arrangements acceptable to the Corporation to fund the required tax remittance.

(g)	Rights of Participants

The Participants shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under any rights offering) other than in respect of Optioned Shares for which Participants have exercised their Option to purchase and which have been issued by the Corporation.

(h)	Change of Control

The term “Change of Control” shall mean any one or a combination of:

(i)

any transaction at any time and by whatever means pursuant to which (A) the Corporation goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation, a wholly-owned Subsidiary (as defined in the Securities Act (Ontario)) of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the Corporation’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned Subsidiary of the Corporation;

(iii)

the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned Subsidiaries of the Corporation immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any Person other than a wholly-owned Subsidiary of the Corporation (and other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or

(v)	the Board of Directors passes a resolution to the effect that, for the purposes of some or all of the Option Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

Notwithstanding any other provision of the Plan, in the event of a Change of Control, any surviving, successor or acquiring entity will assume any outstanding Options or will substitute similar awards for the outstanding Options. If the surviving, successor or acquiring entity does not assume the outstanding Options or substitute similar awards for the outstanding Options, as determined by the Board of Directors in its sole discretion, the Corporation will give written notice to all Participants advising that the Plan will be terminated effective immediately prior to the Change of Control and all Options will be deemed to be vested Options and may make provision for the exercise of Options and tender of Common Shares in connection with the Change of Control and may otherwise make provision for the cash out or termination of Options that are not exercised within a specified period of time.

(i)	Alterations in Shares

In the event of a share dividend, share split, issuance of Common Shares or instruments convertible into Common Shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of Common Shares, recapitalization, amalgamation, merger, consolidation, corporate continuance, reorganization, liquidation or the like of or by the Corporation, the Board of Directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of Common Shares available under the Plan may be appropriately adjusted by the Board of Directors.

Subject to Section 5(h) (in respect of a Change of Control), if because of a proposed merger, amalgamation or other corporate continuance or reorganization, the exchange or replacement of Common Shares in the Corporation for those in another corporation is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised Option rights granted under the Plan shall be treated including, for example, the time for the fulfilment of any conditions or restrictions on such exercise. All determinations of the Board of Directors under this paragraph (j) shall be full and final,

(j)	Termination for Cause

If a Participant is dismissed as a director, officer or employee of, or consultant to, the Corporation or one of its subsidiaries for cause (as such term is interpreted by the courts of Ontario from time to time, “Cause”), all unexercised Option rights of that Participant under the Plan shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(k)	Retirement, Resignation or Termination without Cause

Subject to earlier termination pursuant to Section 5(j) above, if a Participant ceases to be a director, officer or employee of, or consultant to, the Corporation or of one of its subsidiaries as a result of:

(i)	retirement at the normal retirement age prescribed by the Corporation pension plan, if any;

(ii)	resignation; or

(iii)	termination without Cause;

such Participant shall have the right until the earlier of: (i) 120 days (or such other longer period as may be determined by the Board of Directors in its sole discretion or, if longer, the period specified in the Participant’s employment contract) following the Participant’s last day of active employment which shall not include any period of statutory or reasonable notice or any period of deemed employment or salary continuance (“Termination Date”); and (ii) the normal expiry date of the Option rights of such Participant, to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent that they were exercisable on the Termination Date. Upon the expiration of such period, all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(l)	Disabled Participant

If a Participant ceases to be a director, officer or employee of, or consultant to, the Corporation or of one of its subsidiaries as a result of disability or illness preventing the Participant from performing the duties routinely performed by such Participant, such Participant shall have the right until the earlier of: (i) 180 days following the Termination Date; and (ii) the normal expiry date of the Option rights of such Participant, to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the Termination Date. Upon the expiration of such 180 day period all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(m)	Deceased Participant

In the event of the death of any Participant, the legal representatives of the deceased Participant shall have the right until the earlier of: (i) one year after the date of death of the Participant; and (ii) the normal expiry date of the Option rights of such Participant, to exercise the deceased Participant’s Option with respect to all of the Optioned Shares of the deceased Participant to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised Option rights of the deceased Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to the deceased Participant under the Plan.

(n)	Termination without Cause Following a Change of Control

Notwithstanding anything in the Plan to the contrary, if the employment of a Participant is terminated by the Corporation (or its successor, if applicable) without cause or if the Participant resigns in circumstances constituting constructive dismissal, in each case, within 24 months following a Change of Control all of the Participant’s Options, will vest immediately prior to the Termination Date. All vested Options may be exercised until the earlier of: (i) 120 days (or such other longer period as may be determined by the Board of Directors in its sole discretion) following the Termination Date; or (ii)the normal expiry date of the Option rights of such Participant. Upon the expiration of such period, all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

6.  Amendment and Discontinuance of Plan

     The Board of Directors has the discretion to make amendments to this Plan and any Options granted hereunder which it may deem necessary, without having to obtain shareholder approval. Such changes include, without limitation:

(i)	minor changes of a “housekeeping” nature;

(ii)

amending Options under the Plan, including with respect to the Option Period (provided that the period during which an Option is exercisable does not exceed ten years from the date the Option is granted and does not deal with an extension of the Option Period)), vesting period, exercise method and frequency, and method of determining the exercise price, assignability and effect of termination of a Participant’s employment or cessation of the Participant’s directorship;

(iii)	changing the class of Participants eligible to participate under the Plan;

(iv)

except as provided below, changing the terms and conditions of any financial assistance which may be provided by the Corporation to Participants to facilitate the purchase of Common Shares under the Plan; and

(v)	adding a cashless exercise feature, payable in cash or securities, provided that a cashless exercise will result in a full deduction of the number of underlying Common Shares from the Plan reserve.

     Shareholder approval will be required in the case of: (i) any amendment to the amendment provisions of the Plan; (ii) any increase in the maximum number of Common Shares issuable under the Plan; (iii) amendments that may permit the introduction or re-introduction of non-employee directors on a discretionary basis or amendments that increase limits previously imposed on non-employee director participation; (iv) any amendment which would permit Options granted under the Plan to be transferable or assignable other than as set forth in Section 5(d) and for normal estate settlement purposes, (v) the addition of any form of financial assistance, (vi) any amendment to a financial assistance provision that is more favourable to participants, (vii) any amendment to the insider participation limits set forth in Section 3(ii), and (viii) any reduction in the exercise price or extension of the Option Period (other than as a result of a Blackout Period extension), in addition to such other matters that may require shareholder approval under the Exchange Rules.

7.  No Further Right

     Nothing contained in the Plan nor in any Option granted hereunder shall give any Participant or any other person any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option, nor shall it confer upon the Participants any right to continue as an officer or employee of the Corporation or of its subsidiaries.

8.  Compliance with Laws

     The obligations of the Corporation to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Corporation and the Participants with all applicable corporate and securities laws and Exchange Rules as the Corporation deems necessary or advisable.